EXHIBIT 2.6

FIFTH ADDENDUM TO AGREEMENT AND PLAN OF MERGER AND
REORGANIZATION DATED MARCH 20, 2008 AMONG SINGLE TOUCH SYSTEMS
INC. (FORMERLY KNOWN AS HOSTING SITE NETWORK, INC.), SINGLE TOUCH
ACQUISITION CORP. AND SINGLE TOUCH INTERACTIVE, INC.

This Addendum is made and entered into as of the 24th day of July 2008. Unless otherwise defined herein, capitalized terms used in this Addendum shall have the meaning given to them as in the Agreement and Plan of Merger and Reorganization.

WHEREAS, the Agreement provides for the issuance of up to 87,994,950 shares of Parent Common Stock to the stockholders, optionholders, warrantholders and noteholders of Single Touch Interactive, Inc. consisting of 41,467,517 shares to be issued at closing to Single Touch Interactive, Inc. stockholders and 46,527,433 shares of Parent Common Stock to be issued after Closing to Single Touch Interactive, Inc. warrantholders and noteholders upon the exercise or conversion of their Parent Warrants and Parent Notes; and

WHEREAS, the parties have determined to amend the Agreement to provide for the issuance of up to 90,994,987 shares of Parent Common Stock to the stockholders, optionholders, warrantholders and noteholders of Single Touch Interactive, Inc. consisting of 42,967,554 shares of Parent Common Stock to be issued at Closing to Single Touch Interactive, Inc. stockholders and 48,027,433 shares of Parent Common Stock issuable after Closing to Single Touch Interactive, Inc. warrantholders and noteholders upon the exercise or conversion of their Parent Warrants and Parent Notes; and

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

1. The Agreement is hereby amended to provide for the issuance of up to 90,990,987 shares of Parent Common Stock to the stockholders, optionholders, warrantholders and noteholders of Single Touch Interactive, Inc. consisting of 42,967,554 shares of Parent Common Stock to be issued at Closing to Single Touch Interactive, Inc. stockholders and 48,027,433 shares of Parent Common Stock issuable after Closing to Single Touch Interactive, Inc. warrantholders and noteholders upon the exercise or conversion of their Parent Warrants and Parent Notes.

2. All other terms of the Agreement and Plan of Merger and Reorganization shall continue with full force and effect.

3. This Addendum may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Addendum has been executed by the Parties as of the date first above written:

PARENT:
SINGLE TOUCH SYSTEMS INC.

By:	/s/ Scott Vicari
Name: Scott Vicari
Title: President

ACQUISITION SUBSIDIARY:		COMPANY:
SINGLE TOUCH ACQUISITION CORP.		SINGLE TOUCH INTERACTIVE, INC.

By:	/s/ Scott Vicari	By:	/s/ Anthony Macaluso
Name: Scott Vicari		Name: Anthony Macaluso
Title: President		Title: Chief Executive Officer